Exhibit 99.2

Filed by Liberty Media Corporation Pursuant to Rule 425

Under the Securities Act of 1933 and deemed filed pursuant to

Rule 14a-6(b) of the Securities Exchange Act of 1934.

Subject Company: Liberty Media Corporation
Commission File No.: 001-33982

Subject Company: Liberty Splitco, Inc.

Commission File No.: 333-171201

1. Excerpts from Earnings Release

Highlights include:

•                  Attained record viewership for Spartacus: Gods of the Arena, the most watched premium series this winter

•                  Repurchased $185 million of Liberty Capital stock, from October 30, 2010 through January 31, 2011

•                  Liberty has repurchased 39% of shares outstanding since reclassification in March 2008

•                  Changed the attribution of the 3.125% exchangeable debentures due 2023, the equity securities underlying the exchangeable and $264 million of cash from Liberty Capital to Liberty Interactive

•                  Filed an amended proxy statement with the SEC for the split-off of Liberty Capital and Liberty Starz, and set a shareholder vote for April

•                  Purchased additional 1.8 million shares of Live Nation in February, and plan to purchase an additional 5.5 million shares subject to Live Nation shareholder approval, increasing ownership to 21%

LIBERTY STARZ GROUP

Liberty Starz group’s revenue increased 33% to $405 million for the fourth quarter and 11% to $1.3 billion for the year.  The increase in revenue was primarily due to the addition of the Starz Media business in the fourth quarter combined with increases in the average number of subscriptions for the Starz Channels’ networks and rate increases and ancillary revenues related to original programming, primarily Spartacus: Blood and Sand.  Liberty Starz group’s adjusted OIBDA increased 43% to $106 million in the fourth quarter and 7% to $401 million for the year.  The increase in adjusted OIBDA was due to increases in the average number of subscriptions to our channels, associated increases in subscription rates, ancillary revenue from our original programming, partially offset by higher programming expenses related to increased airings of original programming in 2010 and the addition of the Starz Media business in the fourth quarter.  Operating income increased 27% to $62 million for the quarter and 20% to $327 million for the year.

Starz LLC’s revenue increased 33% to $400 million for the quarter and 11% to $1.3 billion for the year.  Adjusted OIBDA increased 41% to $110 million for the quarter and 8% to $415 million for the year.  The increases in revenue and adjusted OIBDA for the quarter and the year were primarily due to the change in attribution of Starz Media from Liberty Capital to Liberty Starz in the fourth quarter.  Starz’ subscription units increased 8% and Encore subscriptions increased 7% vs. the fourth quarter 2009.

Excluding the effects of Starz Media and corporate and other, revenue for the legacy Starz Entertainment business increased 6% for the quarter and 5% for the year and adjusted OIBDA increased 31% for the quarter and 6% for the year.

“Starz Entertainment posted another year of strong results in 2010, with highs achieved in revenue, adjusted OIBDA, and year-end subscriptions for both the Starz and Encore flagship channels,” said Chris Albrecht, Starz, LLC, President and CEO.  “We are excited for 2011, our first year with a full slate of original programming.  The Spartacus: Gods of the Arena prequel showed the continued vitality of the franchise, with even stronger viewership than Spartacus: Blood and Sand achieved last year.  We were also very pleased with the multi-year, multi-platform distribution agreement announced last month with The Weinstein Group.  This deal leverages the sales and distribution infrastructure already in place with Anchor Bay Entertainment.”

LIBERTY CAPITAL GROUP — Liberty Capital group’s revenue decreased 41% to $91 million in the fourth quarter and increased 9% to $708 million for the year.  The revenue decrease for the quarter was primarily due to the change in attribution of Starz Media from Liberty Capital to Liberty Starz.  Adjusted OIBDA losses decreased by $76 million for the fourth quarter and $98 million for the year.  The increase in revenue and decrease in adjusted OIBDA losses for the year were primarily due to TruePosition’s delivery of the final specified upgrade under their AT&T contract.  As a result, TruePosition was able to resume the amortization of previously deferred revenue and deferred costs under that contract.  Operating income increased to $24 million for the fourth quarter and operating losses improved by 50% or $131 million for the year.

2. Excerpts from Slide Show

Highlights

•                  Liberty Media Corporation

•                  Filed amended proxy statement with SEC for split-off of Liberty Capital and Liberty Starz — set shareholder vote for April

•                  Liberty Starz

•                  Attained record viewership for Spartacus: Gods of the Arena, the most watched premium series this winter

•                  Liberty Capital

•                  Purchased 1.8m shares of Live Nation in February and plan to purchase an additional 5.5m shares subject to Live Nation approval, increasing ownership to 21%

•                  Value of Liberty’s stake in SIRIUS XM increased to $4.6b as of February 25, 2011

***

Priorities

•                  Liberty Media

•                  Progress with split-off of Liberty Capital and Liberty Starz

•                  Liberty Starz

•                  Cost-effectively develop compelling original programming to differentiate and strengthen Starz

•                  Build and enhance relationships with existing and new distributors

•                  Evaluate opportunities for cash and balance sheet management

•                  Liberty Capital

•                  Deploy/invest excess capital

•                  Rationalize non-core investments

3. Excerpts from transcript of Earnings Call

Gregory B. Maffei, President and Chief Executive Officer

At Liberty Media, we filed our amended proxy for the split-off of Liberty Capital and Liberty Starz. We completed the change in attribution of our 3.125% exchangeable debentures from Liberty Capital to Liberty Interactive and including the stock that underlies those exchangeables, 21.8 million Time Warner shares, 5.5 million Time Warner Cable shares, and 2 million AOL shares and $263.8 million of cash.

We’ve set the shareholder vote for the completion of the split-off for April. We concluded our hearing in Delaware last week in the courts. I think we expect the court to render a decision in about six weeks. From our perspective, the trial seemed to go well and we remain optimistic of obtaining a favorable outcome.

Looking at Liberty Starz, Starz Entertainment exceeded its 2010 revenue guidance and met adjusted OIBDA targets. We were very pleased with the audience response to the Spartacus prequel. We also announced the Season 2 will air in 2012. The Spartacus prequel was the most watched premium program in the winter quarter, and we’re very pleased with that. Not just at Starz but of any premium.

As you may have watched last night, King’s Speech fared very well at the Oscars with a four award grand slam. And through our partnership with the Weinsteins, this will be the first movie we release through our new, as I said, our new home video partnership and distribution agreement with the Weinsteins and we’re very pleased. Also notably, we ended the year with a record 18.2 million Starz subscribers and 32.8 million Encore subscribers.

Lastly, looking at Liberty Capital, SIRIUS XM, the largest element within Liberty Capital, posted very strong financial results driven by excellent operating performance throughout the year. SIRIUS ended the year with over 20.2 million subs. ARPU was up 7%. Churn was down to 1.9%. The conversion rate was up to 46.2% versus 45.4% last year. Virtually every operating metric for a subscription business was improving.

The SIRIUS stock was up to $1.77. It’s actually, I think, up again this morning. That values our equity stake at $4.6 billion as of last Friday. Also notably in the quarter, we repurchased $185 million worth of LCAPA shares from October 30th to actually January 31st. We’ve also agreed — we’ve also purchased an additional 1.8 million shares of Live Nation and contracted to purchase an additional 5.5 million shares of Live Nation, subject to approval of the Live Nation shareholders. With the conclusion of both purchases, our ownership in Live Nation will increase to 20.9%.

Our priorities for the balance of 2011 include at the corporate level, continuing to make progress on the split-off between Liberty Capital and Liberty Starz. We’ve — we’re seeking a private letter ruling. We’re out with the proxy. The trial is moving forward. On all fronts, we believe, we’re progressing towards the goal we sought.

At Liberty Starz, you’ve heard a lot about our original programming efforts. We believe that finding ways to cost effectively develop compelling, original programming is critical to differentiating and strengthening Starz and we’re on our way. We’re looking to build and enhance our existing relationships with existing and new distributors and we will evaluate opportunities for cash and balance sheet management at Liberty Starz as well.

And lastly, at Liberty Capital, first and foremost, we have much excess capital and liquidity to invest, thinking of ways to deploy out of our non-core investments, reinvest smartly that cash, that liquidity is job one. And as I mentioned, we still have non-core investments which we need to rationalize efficiently.

Question

. . . On the LINTA side, you noted the strong liquidity and cash flow that you guys have at that business. And I was just wondering how you think about optimal leverage longer term, given the cost of capital these days? And also any sense of when you would consider starting buybacks up again and any blackout periods you might have, if you do get — assuming that you go forward with the spin of LCAPA and Liberty Starz?

Gregory B. Maffei

Okay. First, on the LINTA point, LINTA had like many businesses a challenging financial picture on the liquidity side right after the Lehman bankruptcy. And at that time, our net leverage in LINTA was $9.6 billion. Today, while EBITDA is up something like $100 million on an annual basis, compared to 2008, the net leverage is down to $4.4 billion. So we have significantly delevered this business. And we now have a very conservatively financed company in my judgment.

I think we will wait and see how our split-off transpires before we make any decisions about how liquidity is utilized and what we want to do, but I agree that there’s a lot of liquidity and a lot of strength in the operations and balance sheet at Liberty Interactive. How we’ll utilize that, whether it’s incremental investments, more debt paydown, more opportunistic debt issuance and retirement or share repurchase, we’ll weigh all those possibilities as the split-off progresses.

Question

. . . So how should we think about scenarios for potential reattribution across your companies, if you don’t get a favorable ruling on the Delaware hearing? It seems as though the cash at Starz may have something to do with that? And also, can you tell us how the growth of subscribers at Netflix may require Starz to make payments to Disney or Sony, and how we should think about the scope and impact of that in 2011 and beyond?

Gregory B. Maffei

. . . We really haven’t spent a lot of time modeling the what-if scenario, if we’re not successful in Delaware. I think we’re optimistic about Delaware. We believe we’re correct on the law and the facts and that we’re progressing well in the trial. So we really haven’t done a lot of modeling, and I’d be loath to speculate on what we would do in the event we’re not successful.

Question

But the cash on the Starz balance sheet, is that directly related to Delaware?

Gregory B. Maffei

I think — we’ve noted that Starz is underleveraged. What we do with that cash is somewhat a separate question, unrelated to Delaware in my mind. Now, bondholders may see it differently. But from us, just looking at what we want to do, I think that’s an unrelated question.

And we think there’s underleverage at Starz, and we’re thinking about the best and most clever ways that are beneficial to all parties in terms of what to do with that cash. So that’s our focus, not in a what-if scenario about the trial.

***

Forward Looking Statements

The foregoing press release, slide show and transcript include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches, the proposed split-off of the Liberty Capital and Liberty Starz tracking stock groups and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks and the satisfaction of the conditions to the proposed split-off. These forward looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this presentation.

Additional Information

Nothing in the foregoing press release, slide show or transcript shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty Media’s tracking stocks.  The offer and sale of shares in the proposed split-off will only be made pursuant to an effective registration statement. Liberty Media stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein (a preliminary filing of which has been made with the SEC), because they will contain important information about the split-off. Copies of Liberty Media’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding Liberty Media’s directors and executive officers, those of the split-off entity and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC (a preliminary filing of which has been made with the SEC).